Exhibit 5.1

June 21, 2022
Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, New York 10019-6022 United States
G-III Apparel Group, Ltd. 512 Seventh Avenue New York, NY 10018	Tel +1 212 318 3000 Fax +1 212 318 3400 nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as counsel to G-III Apparel Group, Ltd., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 1,200,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that are reserved for issuance pursuant to awards under the Company’s 2015 Long-Term Incentive Plan, as amended (the “Plan”), as described in the Company’s Registration Statement on Form S-8 (as it may subsequently be amended, the “Registration Statement”).

In connection with the foregoing, we have examined the Plan and originals or copies of such corporate records of the Company, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and the pursuant to the award agreements entered into pursuant to the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP and Norton Rose Fulbright South Africa Inc are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.